Form N-SAR,
Sub-Item 77Q1(a)
Copies of any material amendments
to the registrants charter or by-laws


Nuveen Minnesota Municipal Bond Fund
Nuveen Minnesota Intermediate Municipal Bond Fund
Nuveen Nebraska Municipal Bond Fund
Nuveen Oregon Intermediate Municipal Bond Fund

Each a series of Nuveen Investment Funds, Inc.

811-05309



The rights of the holders of each class of the above-referenced series in Nuveen Investment Funds, Inc. (the
 Registrant ) are described in the By-Laws. An amendment to the By-Laws, providing the names of new classes approved at the board of Directors meeting on November 18, 2013, was filed as exhibit
99.B. to Form 485BPOS filing on February 10, 2014,
Accession No. 0001193125-14-042264 and is
incorporated by reference for this Sub-Item 77Q1(a).